Exhibit 10.1

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Amendment”) is made and entered into as of February 1, 2013, by and between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (as successor to Netsuite, Inc., a California corporation) are parties to that certain lease dated August 2, 2005 (the “Original Lease”), as previously amended by that certain First Amendment dated April 24, 2008 (“First Amendment”), that certain Second Amendment dated October 8, 2010 and that certain Third Amendment dated December 9, 2011 (“Third Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 79,589 rentable square feet (the “Existing Premises”) described as: (i) Suite 100 consisting of approximately 15,747 rentable square feet located on the first floor; (ii) Suite 200 consisting of approximately 29,888 rentable square feet located on the second floor, and (iii) Suite 400 consisting of approximately 33,954 rentable square feet located on the fourth floor, all in the building commonly known as Peninsula Office Park Building 9 located at 2955 Campus Drive, San Mateo, California.

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 14,154 rentable square feet described as Suite No. 110 on the first floor of the Building and shown on Exhibit A attached hereto (the “Suite 110 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.

1.1.	Effect of Suite 110 Expansion. Effective as of the Suite 110 Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 79,589 rentable square feet on the first, second and fourth floors to 93,743 rentable square feet on the first, second and fourth floors by the addition of the Suite 110 Expansion Space, and, from and after the Suite 110 Expansion Effective Date, the Existing Premises and the Suite 110 Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Suite 110 Expansion Space (the “Suite 110 Expansion Term”) shall commence on the Suite 110 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the term of the Lease for the Existing Premises (which the parties acknowledge is August 31, 2019). From and after the Suite 110 Expansion Effective Date, the Suite 110 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 110 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Suite 110 Expansion Space.

1.2.	Expansion Effective Date. As used herein, “Suite 110 Expansion Effective Date” means February 9, 2013; provided, however, that if Landlord fails to deliver the Suite 110 Expansion Space to Tenant on or before the date described in the preceding clause as a result of any holdover or unlawful possession by another party, the Suite 110 Expansion Effective Date shall be the date on which Landlord delivers possession of the Suite 110 Expansion Space to Tenant free from occupancy by any party. Any such delay in the Suite 110 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 110 Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

1.3.	Confirmation Letter. At any time after the Suite 110 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days after receiving it. If Tenant fails to execute and return (or reasonably object in writing to) such notice within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

2.	Base Rent. With respect to the Suite 110 Expansion Space during the Suite 110 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 110 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Suite 110 Expansion Effective Date through 8/31/13	$40.80	$48,123.60
9/1/13 – 8/31/14	$42.02	$49,562.59
9/1/14 – 8/31/15	$43.28	$51,048.76
9/1/15 – 8/31/16	$44.58	$52,582.11
9/1/16 – 8/31/17	$45.92	$54,162.64
9/1/17 – 8/31/18	$47.30	$55,790.35
9/1/18 – 8/31/19	$48.72	$57,465.24

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.	Tenant’s Pro Rata Share. With respect to the Suite 110 Expansion Space during the Suite 110 Expansion Term, Tenant’s Pro Rata Share shall be 11.4549%.

5.	Expenses and Taxes. With respect to the Suite 110 Expansion Space during the Suite 110 Expansion Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 110 Expansion Space during the Suite 110 Expansion Term, the Base Year for Expenses and Taxes shall be 2013.

6.	Improvements.

6.1.	Condition and Configuration of Expansion Space. Tenant acknowledges that it has inspected the Suite 110 Expansion Space and agrees to accept it in its existing condition and configuration (or in such other condition and configuration as any existing tenant of the Suite 110 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2.	Responsibility for Improvements to Expansion Space. Tenant shall be entitled to perform improvements to the Existing Premises and the Suite 110 Expansion Space, and to receive an allowance from Landlord for such improvements, in accordance with Exhibit B attached hereto.

6.3	Extension Allowance. Notwithstanding anything in the Third Amendment to the contrary, but subject to Tenant’s rights under Section 6.3 thereof, (a) the Extension Allowance Deadline (defined in Section 1.1 of Exhibit A to the Third Amendment) is hereby amended to be November 30, 2013, and (b) subject to the Extension Allowance Deadline, any portion of the Extension Allowance (defined in Section 1.1 of Exhibit A to the Third Amendment) that is not otherwise disbursed pursuant to the Third Amendment may be applied to the Suite 110 Allowance Items (as defined in Exhibit B hereto), subject to the terms and conditions of Exhibit B applicable to application and disbursement of the Suite 110 Allowance.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1	Parking. Effective as of the Suite 110 Expansion Effective Date, the reference to “263 non-reserved parking spaces” set forth in Section 4.1 of the Second Amendment (amending Section 1 of Exhibit G to the Original Lease) is hereby further amended to be “three hundred and ten (310) non-reserved parking spaces”.

7.2

Excess Suite 110 Expansion Allowance/Suite 110 Expansion FF&E. Notwithstanding any provision herein or in Exhibit B to the contrary, but subject to the Suite 110 Allowance Deadline (as defined in Exhibit B), to the extent that there is remaining Suite 110 Allowance (as defined in Exhibit B) after the Suite 110 Tenant Improvement Work (as defined in Exhibit B) has been completed (the “Excess Suite 110 Allowance”), Landlord shall reimburse Tenant, up to the Excess Suite 110 Allowance amount, for the cost

(collectively, “Suite 110 FF&E Costs”) of general office equipment (such as a facsimile machine or a copy machine), the installation cost of telephone and computer cabling in the Premises, the purchase and installation costs of furniture, cabling, voice/data infrastructure and systems, but expressly excluding any leased equipment or other leasing costs associated therewith, (collectively, the “Suite 110 FF&E”) to be located at all times at the Premises and for use by Tenant in the Premises. Such reimbursement shall be made by Landlord upon 30 days written invoice to Landlord, which invoice shall be supported by Tenant’s paid receipts and/or invoices for such items. Tenant hereby acknowledges and agrees that the Suite 110 FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards). The Suite 110 FF&E shall be Tenant’s Property for purposes of Section 14 of the Lease and shall be subject to the removal and restoration provisions set forth in Sections 8 and 25 of the Lease.

7.3	Renewal Option. The Renewal Option set forth in Section 6.2 of the Third Amendment shall apply to the entire Premises (including, without limitation, the Suite 110 Expansion Space).

7.4	Contingencies. Notwithstanding any contrary provision hereof, if for any reason Landlord fails either to (i) obtain the consent of the Current Mortgagee (defined in Section 6.1 of the Third Amendment) to this Amendment, or (b) enter into an agreement with NexTag, Inc., a Delaware corporation (“Existing Tenant”) pursuant to which the expiration date for the Suite 110 Expansion Space under Existing Tenant’s existing lease of the Suite 110 Expansion Space is accelerated to a date prior to the Suite 110 Expansion Effective Date (and obtain the consent of the Current Mortgagee to such agreement with Existing Tenant), on or before the Contingency Date, then this Amendment shall have no further force or effect. As used herein, “Contingency Date” means the date occurring five (5) business days after the date of mutual execution and delivery of this Amendment by Landlord and Tenant.

8.	Miscellaneous.

8.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cassidy Turley) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:	/s/ Kenneth Young

Name:	Kenneth Young

Title:	Vice President – Leasing

TENANT:

NETSUITE INC., a Delaware corporation

By:	/s/ Ron S. Gill

Name:	Ron S. Gill

Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Suite 110 Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Suite 110 Work Letter is a part. “Premises” means the Suite 110 Expansion Space and the Existing Premises, collectively. “Suite 110 Tenant Improvements” means all improvements to be constructed in the Premises (as defined for purposes of this Suite 110 Work Letter pursuant to the foregoing sentence) pursuant to this Suite 110 Work Letter. “Suite 110 Tenant Improvement Work” means the construction of the Suite 110 Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Suite 110 Tenant Improvements.

1 ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Suite 110 Allowance”) in the amount of $35,000.00 to be applied toward (a) the Suite 110 Allowance Items (defined in Section 1.2 below), or (b) the Suite 110 FF&E Costs, as more fully provided in Section 7.2 of the Agreement. Tenant shall be responsible for all costs associated with the Suite 110 Tenant Improvement Work, including the costs of the Suite 110 Allowance Items, to the extent such costs exceed the lesser of (a) the Suite 110 Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Suite 110 Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by November 30, 2013, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement of Allowance.

1.2.1 Allowance Items. Except as otherwise provided in this Suite 110 Work Letter, the Suite 110 Allowance shall be disbursed by Landlord only for the following items (the “Suite 110 Allowance Items”) in connection with the Suite 110 Tenant Improvements in Suite 110 and/or the Existing Premises: (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) plan-check, permit and license fees relating to performance of the Suite 110 Tenant Improvement Work; (c) the cost of performing the Suite 110 Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (the “Suite 110 Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Suite 110 Plans or Suite 110 Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Suite 110 Tenant Improvement Work.

1.2.2 Disbursement. Subject to the terms hereof, Landlord shall disburse the Suite 110 Allowance for Allowance Items by delivering a check to Tenant within 30 days after the latest of (a) the completion of the Suite 110 Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) copies of all third-party contracts (including change orders) pursuant to which the Suite 110 Tenant Improvement Work has been performed, including paid invoices from all parties providing labor or materials to the Premises; (ii) executed unconditional mechanic’s lien releases satisfying California Civil Code §§ 3262(d) and 3262(d)(4); (iii) if applicable, a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Suite 110 Tenant Improvement Work has been substantially completed; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (v) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s disbursement shall not be deemed Landlord’s approval or acceptance of the Suite 110 Tenant Improvement Work.

2 MISCELLANEOUS.

2.1 Applicable Lease Provisions; Compliance. Without limitation, the Suite 110 Tenant Improvement Work shall be subject to Sections 8 and 9.03 of the Lease and Section 8.05 of the First Amendment (as modified pursuant to Section 6.6 of the Third Amendment), and shall comply in all respects with (i) all applicable Laws, (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications.

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2.2 Plans and Specifications. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Suite 110 Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, “Required Period” means (a) 15 business days in the case of construction drawings, and (b) 10 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis of disapproval and the changes that would be necessary to resolve Landlord’s objections.

2.3 Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Suite 110 Plans by Landlord’s third party consultants (“Review Fees”). In consideration of Landlord’s coordination of the Suite 110 Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 3% of the cost of the Suite 110 Tenant Improvement Work.

2.4 Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Suite 110 Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Suite 110 Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Suite 110 Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Suite 110 Tenant Improvement Work.

2.5 Other. This Suite 110 Work Letter shall not apply to any space other than the Premises.

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EXHIBIT C

NOTICE OF LEASE TERM DATES

            , 20

To:

Re: Fourth Amendment (the “Amendment”), dated             , 2012, to a lease agreement dated August 2, 2005, between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”), concerning Suite 110 on the first floor of the building located at 2955 Campus Drive in San Mateo, California (the “Expansion Space”).

Lease ID:

Business Unit Number:

Dear                                     :

In accordance with the Amendment, Tenant accepts possession of the Suite 110 Expansion Space and confirms that (a) the Suite 110 Expansion Effective Date is             , 20    , and (b) the expiration date of the Lease is August 31, 2019.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 1.3 of the Amendment, if Tenant fails to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as

of             , 201    .

“Tenant”:

NETSUITE INC., a Delaware corporation

By:
Name:
Title:

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